Exhibit 99.1

Contact:

Chris Whelan
T 502-627-4999
F 502-627-3629

December 15, 2011

KPSC Approves LG&E and KU ECR Settlement Agreement
$2.3 Billion in Upgrades Expected to Meet Stricter EPA Regulations

(LOUISVILLE, Ky.) – The Kentucky Public Service Commission today approved the unanimous settlement agreement in the environmental cost recovery case for Louisville Gas and Electric Company and Kentucky Utilities Company.

As approved by the KPSC, LG&E will invest $1.4 billion and KU will invest $896 million for a total of $2.3 billion in environmental upgrades to meet new, stricter Environmental Protection Agency regulations. As filed in the original application, LG&E will modernize the flue gas desulfurization systems, better known as scrubbers, at the Mill Creek generating station as well as install fabric-filter baghouse systems for increased particulate and mercury control on all units at Mill Creek and for Unit 1 at the Trimble County generating station. KU will install the same type of fabric-filter baghouse systems for increased particulate and mercury control on all units at the Ghent generating station and on unit 3 at the Brown generating station. Brown will also be converting its current coal ash pond to a dry storage landfill.

As part of the settlement agreement, units 1 and 2 at the Brown plant will continue to operate as they have been. The installation of the fabric filter baghouse system for particulate emission reductions on the Brown units 1 and 2 will be deferred two years until the EPA provides a clearer understanding of the requirements of the new National Ambient Air Standard rule for ozone that is due to be released in late 2012.

As part of the agreement, the companies also will provide an additional $500,000 in shareholder funds to the LG&E and KU Home Energy Assistance programs -- $250,000 in 2011 and the remaining $250,000 in 2012. The current HEA program will increase the current per meter charge from 15 to 16 cents.

“We are glad to have the commission’s approval on our environmental improvement plans. The parties to the case worked hard to reach the unanimous settlement agreement and, now, we can focus on the large scale projects we have ahead of us,” said Lonnie Bellar, vice president of state rates and regulatory.

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The companies will continue to earn the existing 10.63 percent return on equity for projects remaining from earlier ECR plans and will earn 10.10 percent return on equity on projects in the 2011 ECR applications.

In addition to LG&E and KU, the settling parties were the Kentucky Attorney General, the Community Action Council, Kentucky Industrial Utility Customers, the Kroger Company, Lexington-Fayette Urban County Government, Metro Housing, the Sierra Club/National Resource Defense Council and the U.S. Department of Defense.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.

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